Exhibit 99.01

Investor Contact:	Press Contact:
Frank Yoshino	Katherine Lane
Vice President, Finance	Director, Corporate Communications
(714) 885-3697	(714) 885-3828
frank.yoshino@emulex.com	katherine.lane@emulex.com
EMULEX ANNOUNCES PRELIMINARY SECOND QUARTER RESULTS

          COSTA MESA, Calif., January 11, 2010 — Emulex Corporation (NYSE:ELX), today announced preliminary results for its second fiscal quarter ended December 27, 2009.
Second Quarter Financial Highlights
•	Total net revenues of $107-$108 million exceeding the high end of guidance of $88 — $92 million

•	Host Server Products (HSP) net revenues increased 28 percent sequentially, representing approximately 75 percent of net revenues

•	Fibre Channel over Ethernet Converged Network Adapter (FCoE CNA) net revenues grew over 50 percent sequentially

•	Embedded Storage Products (ESP) net revenues increased over 20 percent sequentially, representing approximately 25 percent of net revenues

•	GAAP diluted Earnings Per Share of $0.09 — $0.10

•	Non-GAAP diluted Earnings Per Share of $0.16 — $0.17 exceeding the high end of guidance of $0.10 — $0.12
Business Highlights
•	Emulex announced general availability of its OneConnect™ UCNAs and OneCommand™ Manager

•	Launched Emulex Edge™ Partner Program for Converged Networking VARs

•	Emulex named Market Share Leader in Fibre Channel over Ethernet (FCoE) CNAs according to Dell’Oro Group
     President and CEO Jim McCluney commented, “We executed very well to deliver the December quarter results, which were driven by broad customer demand across both our HSP and ESP product lines. I’m particularly pleased with the tangible benefits we are now seeing from our sales and marketing efforts over the past year to gain market share in Fibre Channel board level products, and this momentum has continued into the new year.”
     “With an expanding portfolio of UCNA and embedded product design wins ramping in the first half of the year, combined with an improving IT spending environment, we are exceptionally well positioned to deliver meaningful revenue growth in 2010,” concluded McCluney.
          Emulex expects to announce its final second quarter financial and operating results on January 21, 2010 and will provide additional information and commentary during its regularly scheduled quarterly conference call after the market closes on that date.
About Emulex
Emulex is the leader in converged networking solutions for the data center. Our Connectivity Continuum architecture provides intelligent networking services that transition today’s infrastructure into tomorrow’s unified network ecosystem. Emulex provides a single framework that intelligently connects every server, network and storage device within the data center. Through strategic collaboration and integrated partner solutions, Emulex provides its customers with industry leading business value, operational flexibility and strategic advantage. Emulex is listed on the New York Stock Exchange (NYSE:ELX) and has corporate headquarters in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.

Note Regarding Non-GAAP Financial Information. To supplement the condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company has included non-GAAP diluted earnings per share in this press release, which may be accessed via the Company’s website at www.emulex.com. This non-GAAP financial measure is adjusted from results based on GAAP to exclude certain expenses. As a general matter, the Company uses non-GAAP financial measures such as non-GAAP diluted earnings per share in addition to and in conjunction with corresponding GAAP measures to help analyze the performance of its core business, in connection with the preparation of annual budgets, and in measuring performance for some forms of compensation. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company’s historical results and in providing estimates of future performance and that failure to report these non-GAAP measures, could result in confusion among analysts and others and a misplaced perception that the Company’s results have underperformed or exceeded expectations.
These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business. However, any non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
The non-GAAP disclosures and the non-GAAP adjustments, including the basis for excluding such adjustments and the impact on the Company’s operations, are outlined below:
          Non-GAAP diluted earnings per share. Non-GAAP diluted earnings per share exclude the effects of (i) amortization of intangibles, (ii) stock-based compensation, (iii) net charge associated with Broadcom’s unsolicited takeover proposal and related litigation costs, and (iv) the timing difference due to using an actual interim effective tax rate versus an annualized effective tax rate. In addition, non-GAAP diluted earnings per share reflect an adjustment of income tax expense associated with exclusion of the foregoing expense items. With respect to the exclusion of amortization of intangibles, at the time intangible assets are acquired, they are recorded at fair value and subsequently amortized over their estimated useful lives. The Company believes that the amortization of intangibles does not constitute part of its core business because it generally represents costs incurred by an acquired company or other third party to build value prior to acquisition of the intangible assets and as such it is effectively part of the transaction costs rather than ongoing costs of operating the Company’s core business. In this regard, the Company notes that (1) once the intangibles are fully amortized, they will not be replaced with cash costs and therefore, the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time, and (2) although the Company sets the amortization expense based on useful life of the various assets at the time of the transaction, the Company cannot influence the timing and amount of the future amortization expense recognition once the lives are established. As a result, the Company believes that exclusion of these costs in presenting non-GAAP diluted earnings per share provides management and investors a more effective means of evaluating its historical performance and projected costs and the potential for realizing cost efficiencies within its core business. Similarly, the Company believes that presentation of non-GAAP diluted earnings per share that excludes the impact of stock-based compensation assists management and investors in evaluating the period over period performance of the Company’s ongoing core business operations because the expenses are non-cash in nature and, although the size of the grants is within the Company’s control, the amount of expense varies depending on factors such as short-term fluctuations in stock price and volatility which can be unrelated to the operational performance of the Company during the period in question and generally is outside the control of management during the period in which the expense is recognized. Moreover, the Company believes that the exclusion of stock-based compensation in presenting non-GAAP diluted earnings per share is useful to investors and allows them to understand the impact of expensing stock-based compensation to the Company’s earnings per share in comparison to both prior periods as well as to its competitors. Furthermore, with respect to the exclusion of the net charge associated with Broadcom’s unsolicited takeover proposal and related litigation costs, the Company believes that presentation of a measure of non-GAAP earnings per share that excludes such charges is useful to management and investors in evaluating the performance of the Company’s ongoing operations on a period-to-period basis and relative to the Company’s competitors. In this regard, the Company notes that the net charge associated with Broadcom’s unsolicited takeover proposal and related litigation costs is infrequent in nature and is unrelated to the Company’s core business. The adjustment of income taxes is required in order to provide management and investors a more accurate assessment of the taxes that would have been payable on net income, as adjusted by exclusion of the effects of the above listed items. The Company believes that presentation of measures of diluted earnings per share that exclude these items is useful to management and investors for the reasons described above.
     The Company believes disclosure of non-GAAP diluted earnings per share has economic substance because the excluded expenses are infrequent in nature, are unlikely to be recurring and are variable in nature, or do not represent current cash expenditures. A material limitation associated with the use of this measure as compared to the GAAP measures of diluted earnings per share is that they may not be comparable with the calculation of net income and diluted earnings per share for other companies in the Company’s industry. The Company compensates for these limitations by providing full disclosure of the effects of this non-GAAP measure, by presenting the corresponding GAAP financial measure in this release and in the Company’s financial statements and by providing a reconciliation to the corresponding GAAP measure to enable investors to perform their own analysis.

Preliminary Diluted Earnings per Share Reconciliation:

Preliminary Results
For the Three
Months Ending
December 27, 2009

Preliminary Non-GAAP diluted earnings per share	$0.16 - $0.17

Items excluded, net of tax, from preliminary non-GAAP diluted earnings per share to calculate preliminary GAAP diluted earnings per share:
Amortization of intangibles	0.05
Stock-based compensation	0.03
Other charges associated with Broadcom’s unsolicited takeover proposal and related litigation costs	0.01
Timing difference due to using an actual interim effective tax rate versus an annualized effective tax rate	(0.02)

Preliminary GAAP diluted earnings per share	$0.09 - $0.10

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above, including, without limitation, those contained in the discussion of “Business Outlook” above, and the reconciliation of forward-looking diluted earnings per share below, contain forward-looking statements that involve risk and uncertainties. We expressly disclaim any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. The Company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. The fact that the economy generally, and the technology and storage segments specifically, have been in a state of uncertainty makes it difficult to determine if past experience is a good guide to the future and makes it impossible to determine if markets will grow or shrink in the short term. Recent disruptions in world credit and equity markets and the resulting economic uncertainty for our customers and the storage networking market as a whole has resulted in a downturn in information technology spending that has and could continue to adversely affect the Company’s revenues and results of operations. Furthermore, Broadcom Corporation’s (Broadcom) unsolicited proposal to acquire all of the Company’s outstanding common shares and any related litigation has created additional uncertainty which may have an adverse effect on the Company’s operations. As a result of this uncertainty, the Company is unable to predict with any accuracy what future results might be. Other factors affecting these forward-looking statements include, but are not limited to, the following: slower than expected growth of the storage networking market or the failure of the Company’s Original Equipment Manufacturer (OEM) customers to successfully incorporate the Company’s products into their systems; the Company’s dependence on a limited number of customers and the effects of the loss of, or decrease or delays in orders by any such customers, or the failure of such customers to make payments; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of the Company’s or the Company’s OEM customers’ new or enhanced products; the variability in the level of the Company’s backlog and the variable and seasonal procurement patterns of the Company’s customers; impairment charges; the effects of terrorist activities, natural disasters and resulting political or economic instability; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the effect of rapid migration of customers towards newer, lower cost product platforms; possible transitions from board or box level to application specific computer chip solutions for selected applications; a shift in unit product mix from higher-end to lower-end mezzanine card products; a decrease in the average unit selling prices or an increase in the manufactured cost of the Company’s products; delays in product development; the Company’s reliance on third-party suppliers and subcontractors for components and assembly; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; the Company’s ability to attract and retain key technical personnel; the Company’s ability to benefit from research and development activities; the Company’s dependence on international sales and internationally produced products; the effect of acquisitions; impairment charges, including but not limited to goodwill and intangible assets; changes in tax rates or legislation; changes in accounting standards; and the potential effects of global warming and any resulting regulatory changes on our business. These and other factors could cause actual results to differ materially from those in the forward-looking statements and are discussed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 8-K, 10-K and 10-Q, under the caption “Risk Factors.”

This news release refers to various products and companies by their trade names. In most, if not all, cases these designations are claimed as trademarks or registered trademarks by their respective companies.